(e)  FINANCIAL STATEMENTS

           Financial Statements are included on Pages F-1 through F-32.

           The Table of Contents to the Financial Statements is as follows:

Index to Financial Statements:

Independent Auditor's Report                                                 F-1

Consolidated Balance Sheets at June 30, 2001 and 2000                        F-2

Consolidated Statements of Operation for the years ended June 30,
2001, 2000 and 1999                                                          F-3

Consolidated Statements of Stockholders' Deficit for the years
ended June 30, 2001, 2000 and 1999                                           F-4

Consolidated Statements of Cash Flows for the years ended
June 30, 2001, 2000 and 1999                                                 F-5

Notes to Consolidated Financial Statements                           F-6 to F-23

Unaudited Consolidated Balance Sheets at
March 31, 2002 and June 30, 2001                                            F-24

Unaudited Consolidated Statements of Operations
for the nine  months ended
March 31, 2002 and March 31, 2001                                           F-25

Unaudited Consolidated Statements of Operations
for the three  months ended
March 31, 2002 and March 31, 2001                                           F-26

Unaudited Consolidated Statements of Cash Flows for
the nine months ended March 31, 2002 and
March 31, 2001                                                              F-27

Notes to Unaudited Consolidated Financial Statements                F-28 to F-32

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheets of Tengtu International Corp. and its subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



                                                   Moore Stephens, P.C.
                                                   Certified Public Accountants

New York, New York
August 21, 2001,
except for Note 17,
as to which the date is
August 31, 2001



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                                          June 30,
CURRENT ASSETS                                             2001             2000
                                                           ----             ----


Cash and cash equivalents                              $  1,026,400    $    919,091
Accounts receivable, net of
  allowance for doubtful accounts
  of $200,997 ($200,997 in 2000)                             16,578          36,009
Due from related party                                    6,462,887         170,123
Prepaid expenses                                            500,082           3,715
Inventories                                                   2,452          18,071
Other receivables                                           339,044           7,588
                                                       ------------    ------------

      Total Current Assets                                8,347,443       1,152,597
                                                       ------------    ------------

PROPERTY AND EQUIPMENT, net                                 711,385         967,840
                                                       ------------    ------------

OTHER ASSETS
Notes receivable                                             71,940          71,940
Advance to Director                                            --            60,011
License fees                                                100,000         125,000
Other assets                                                   --            30,454
                                                       ------------    ------------
                                                            171,940         287,405
                                                       ------------    ------------
TOTAL ASSETS                                           $  9,230,768    $  2,407,842
                                                       ============    ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable                                       $    959,022    $  1,690,658
Accrued expenses                                            380,684         419,160
Related party loan payable                                     --           100,000
Due to related party consultants                          1,625,026       1,417,026
Short-term loan                                              94,150            --
Other liabilities                                           451,299         414,197
                                                       ------------    ------------
   Total Current Liabilities                              3,510,181       4,039,041
                                                       ------------    ------------
OTHER LIABILITIES
     Related party loans payable                            255,297         255,490
     Convertible debenture, net of discount               1,274,030       1,194,334
                                                       ------------    ------------
                                                          1,529,327       1,449,824
COMMITMENTS [Note 8]

STOCKHOLDERS' EQUITY (DEFICIT) Preferred stock,
     par value $.01 per share;
     authorized 10,000,000 shares; issued -0- shares
    Common stock, par value $.01
     per share; authorized 100,000,000
     shares; issued 45,089,673 shares                       450,897         238,907
    Additional paid in                                   18,832,469      11,871,444
    Accumulated deficit                                 (15,080,108)    (15,184,374)
    Accumulated Other Comprehensive Income (Loss):
      Cumulative translation adjustment                     (11,214)         (6,216)
                                                       ------------    ------------
                                                          4,192,044      (3,080,239)
    Less: Treasury stock, at cost,
      78,420 common shares                                     (784)           (784)
                                                       ------------    ------------
    Total Stockholders' Equity (Deficit)                  4,191,260      (3,081,023)
                                                       ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY (DEFICIT)                            $  9,230,768    $  2,407,842
                                                       ============    ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED JUNE 30,

                                          2001             2000             1999
                                          ----             ----             ----


SALES                                  $  6,213,450    $    358,026    $    624,121
COST OF SALES                             3,091,102         506,864         769,608
                                       ------------    ------------    ------------
                                          3,122,348        (148,838)       (147,487)
                                       ------------    ------------    ------------

OPERATING EXPENSES
  Research and development                     --              --             1,440
  General and administrative              2,014,899       1,537,833         699,582
  Related party consultants                 829,772       1,492,813         774,870
  Bad Debts (recovery)/expense              163,684          (8,984)        143,347
  Advertising                                39,406          28,991              19
  Selling                                   602,132          74,819          52,671
  Depreciation                               55,910          58,698          43,217
                                       ------------    ------------    ------------
                                          3,707,803       3,184,170       1,715,146
                                       ------------    ------------    ------------
OTHER INCOME (EXPENSE)
  Equity earnings (loss) in investee        219,488         (80,147)        (65,274)
  Interest income                            13,100          22,641           3,923
  Interest expense                         (176,111)     (1,311,373)           --
  Other income                              632,974           2,240          35,585
  Other expense                              (1,731)        (29,837)           --
                                       ------------    ------------    ------------
                                            687,720      (1,396,476)        (27,766)
                                       ------------    ------------    ------------
INCOME (LOSS) BEFORE
    MINORITY INTERESTS                      104,265      (4,729,484)     (1,886,399)
MINORITY INTERESTS IN
    SUBSIDIARY'S LOSS                          --           (28,200)           --
                                       ------------    ------------    ------------
NET INCOME (LOSS)                      $    104,265    $ (4,701,284)   $ (1,886,399)
                                       ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                    24,977,353      20,863,271      19,317,382
Common stock equivalents                  1,637,441            --              --
                                       ------------    ------------    ------------
Diluted                                  26,614,794      20,863,271      19,317,382

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                  $      0.004    $     (0.225)   $     (0.097)
Diluted                                $      0.004    $     (0.225)   $     (0.097)


              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                FOR THE YEARS ENDED JUNE 30, 2001, 2000 and 1999
                                                                                                          Accumulated
                                                        Additional                                           Other
                                    Common Stock         Paid-in      Comprehensive      Accumulated      Comprehensive
                             Shares         Amount       Capital       Income(Loss)        Deficit         Income(Loss)
                           --------------------------------------------------------------------------------------------


Balance-June 30, 1998      19,297,107    $ 192,972    $  9,394,651                      $ (8,596,690)     $     (9,335)
Issuance of common stock
 related to deferred
 compensation                180,500         1,805           8,258               0                 0                 0
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0             0               0               0                 0                0
Other Comprehensive Income:
 Foreign currency adjustment       0             0               0    $      2,583                              2,583
Comprehensive Income:
 Net loss                          0             0               0      (1,886,399)       (1,886,399)               0
                                                                      ------------
Comprehensive Income                                                  $ (1,883,816)
                         -----------  ------------    ------------    ============      ------------     ------------
Balance-June 30, 1999     19,477,607       194,777       9,402,909                       (10,483,089)          (6,752)

Issuance of common stock     963,000         9,630         166,095               0                 0                0
  for cash
Issuance of common stock
 for promissory notes        330,000         3,300          68,640               0                 0                0
Issuance of common stock
 for services              3,120,000        31,200         733,800               0                 0                0
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0             0               0               0                 0                0
Paid-in capital related to
 convertible
 debenture                         0             0       1,153,846               0                 0                0
Paid-in capital related to
 detachable warrant-
 debenture                         0             0         346,154               0                 0                0
Other Comprehensive Income:
 Foreign currency adjustment       0             0               0    $        536                 0              536
Comprehensive Income:
 Net loss                          0             0               0      (4,701,285)       (4,701,285)               0
                                                                      ------------
Comprehensive Income                                                  $ (4,700,749)
                        ------------    ----------    ------------    ============      ------------     ------------
Balance-June 30, 2000     23,890,607       238,907      11,871,444                      $(15,184,374)    $     (6,216)


Issuance of common stock     636,871         6,369         140,144               0                 0                0
 for services
Loan conversion            7,301,526        73,015       2,139,400               0                 0                0
Issuance of common stock  13,260,669       132,606       3,845,592               0                 0                0
  for cash
Paid-in capital related to
 granted options and service       0             0         214,908               0                 0                0
Common shares
 to be issued for interest
 expense                           0             0          56,515
Paid-in capital related to
 warrants issued                   0             0         564,466               0                 0                0
Other Comprehensive Income:
Foreign currency adjustment        0             0               0    $     (4,998)                0     $     (4,998)

Comprehensive Income:
 Net income                        0             0               0         104,266           104,266                0
                                                                      ------------
Comprehensive Income                                                  $     99,268
                        ------------  ------------    ------------    ============      ------------     ------------
Balance - June 30, 2001   45,089,673  $    450,897    $ 18,832,469                      $(15,080,108)    $    (11,214)
                        ============  ============    ============                      ============     ============





                           Treasury                      Unamortized
                           Stock            Deferred    Stockholders'
                           At Cost      Compensation    Equity (Deficit)
                           --------------------------------------------
Balance-June 30, 1998   $       (784) $   (476,563)   $    504,251
Issuance of common stock
 related to deferred
 compensation                      0             0          10,063
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0       293,750         293,750
Other Comprehensive Income:
 Foreign currency adjustment       0             0           2,583
Comprehensive Income:
 Net loss                          0             0      (1,886,399)

Comprehensive Income
                        ------------  ------------    ------------
Balance-June 30, 1999           (784)     (182,813)     (1,075,752)
Issuance of common stock           0             0         175,725
  for cash
Issuance of common stock
 for promissory notes              0             0          71,940
Issuance of common stock
 for services                      0             0         765,000
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0       182,813         182,813
Paid-in capital related to
 convertible
 debenture                         0             0       1,153,846
Paid-in capital related to
 detachable warrant-
 debenture                         0             0         346,154
Other Comprehensive Income:
 Foreign currency adjustment       0             0             536
Comprehensive Income:
 Net loss                          0             0      (4,701,285)

Comprehensive Income
                        ------------  ------------    ------------
Balance-June 30, 2000           (784) $          0    $ (3,081,023)

Issuance of common stock
 for services                      0             0         146,513
Loan conversion                    0             0       2,211,416
Issuance of common stock           0             0       3,979,197
  for cash
Paid-in capital related to
 granted options and services      0             0         214,908
Common shares
 to be issued for interest
 expense                           0             0          56,515
Paid-in capital related to
 detachable warrant -
 debenture                         0             0         564,466
Other Comprehensive Income:
Foreign currency adjustment        0             0          (4,998)

Comprehensive Income:
 Net income                        0             0         104,266

Comprehensive Income
                        ------------  ------------    ------------
Balance - June 30, 2001 $       (784) $          0    $  4,191,260
                        ============  ============    ============



        The accompanying notes are an integral part of these consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,


                                                         2001           2000         1999
                                                    ------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)                                   $   104,266    $(4,701,285)   $(1,886,399)
Adjustments to reconcile net income (loss) to
 net cash used by operating activities:
   Depreciation and amortization                        286,468        266,614        292,808
   Provision for (recovery of) bad debt                    --           (8,984)       143,081
   Loss on investment at equity                            --           80,147         65,274
   Noncash compensation expense on
     shares issued for services                         987,846        947,813        303,813
   Noncash interest expense-
     convertible debenture                               79,695      1,194,334           --
   Changes in operating assets and liabilities
     Decrease(Increase) in operating assets:
       Accounts receivable                               19,431         22,398        (76,644)
       Due from related party                        (6,292,763)       138,208         (2,762)
       Prepaid expenses                                (496,368)        26,188          5,307
       Inventories                                       15,619         16,377        191,164
       Advances to suppliers                               --             --          122,415
       Other receivables                               (333,456)         7,757         13,382
       Due from investee                                   --             --           50,000
       Advance to Director                                 --          (30,011)       (30,000)
       Other assets                                      30,454         28,390        (44,307)
     Increase (Decrease)in operating liabilities:
       Accounts payable                                (731,636)        90,249         87,615
       Accrued expenses                                 (38,476)        14,384         53,019
       Due to related party consultants                 270,011        357,477        481,124
       Other liabilities                                131,252        366,267         (1,768)
                                                   ------------------------------------------

   Net Cash Used by Operating Activities             (5,967,658)    (1,187,677)      (232,878)
                                                   ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment                      (5,013)       (42,535)       (63,959)
                                                   ------------------------------------------

  Net Cash Used by Investing Activities                  (5,013)       (42,535)       (63,959)
                                                   ------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from loans                                  2,107,000      1,858,064           --
 Cash received for shares issued                      3,978,200        175,725           --
                                                   ------------------------------------------

  Net Cash Provided by Financing Activities           6,085,200      2,033,789           --
                                                   ------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                  (5,221)        (2,038)         2,583

INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                  107,308        803,539       (294,254)

CASH AND CASH EQUIVALENTS,
beginning of year                                       919,091        115,552        409,806
                                                   ------------------------------------------

CASH AND CASH EQUIVALENTS, end of year              $ 1,026,399    $   919,091    $   115,552
                                                   ==========================================


        The accompanying notes are an integral part of these consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.         THE COMPANY

Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee, are the development and marketing of e-educational system software and sourcing and distribution of e-education course content in China.

2.         SIGNIFICANT ACCOUNTING POLICIES

           a)        PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant inter-company balances and transactions have been eliminated on consolidation.

           The Company contributed capital of $10,990,000 to a Chinese subsidiary in which the minority Chinese partner has a 43% interest. No portion of the $10,990,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

           In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

           b)         USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2001, and reported amounts of revenues and expenses during each of the three fiscal years then ended. Actual results could differ from those estimates.

           c)        REVENUE RECOGNITION

           Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted customers and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

           Revenue from software license fees is recognized on a straight-line basis over the term of the license.

           Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within two weeks of delivery.

           The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

           d)        INVENTORIES

Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

           e)        LONG-LIVED ASSETS

Property and equipment are stated at cost. Depreciation is provided primarily by the straight- line method over the estimated useful lives of the assets. Other long-lived assets are amortized using the straight-line method over the contract life or the useful life, whichever is shorter.

           f)        CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

           g)        INCOME TAXES

           The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

           The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

           h)        LOSS PER SHARE

           Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2000 and 1999, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they are dilutive for the year ended June 30, 2001.

           i)        ADVERTISING EXPENSE

           The Company expenses advertising costs as incurred.

           j)        IMPAIRMENT

           The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment.

           k)        FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

           The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary uses the Hong Kong dollar as its functional currency. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and, therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

           Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

           The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

           l)        ACCUMULATED OTHER COMPREHENSIVE INCOME

           Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

           m)        STOCK-BASED COMPENSATION

           On July 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 27, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

           n)        SOFTWARE COSTS

           Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized using the straight line method over the lesser of five years or the useful life of the related product.

3.         PROPERTY AND EQUIPMENT

Property and equipment is comprised as follows:

                                                                     June 30,
                                         2001                          2000
                                         ----------------------------------

Computer hardware                        $134,075                  $131,590
Computer software                           9,975                     9,057
Furniture and fixtures                     47,650                    53,770
Automobiles                               206,553                   206,553
Office equipment                          109,489                    95,528
Leasehold improvement                        -0-                     29,061
Idle equipment                             73,305                    73,305
Production equipment                    1,283,276                 1,258,445
                                        ---------                 ---------

Total at Cost                           1,862,323                 1,857,309
Less: accumulated depreciation         (1,150,938)                 (889,469)
                                      -----------                 ---------

Net Property and Equipment               $711,385                  $967,840
                                      ===========                  ========


Depreciation charged to operations for the years ended June 30, 2001, 2000 and 1999 was $261,471 $266,614, and $292,808 respectively, of which $192,342 ,
$207,916 and $214,601 was included in cost of sales for the years ended June 30, 2001, 2000, and 1999, respectively.

4.         LICENSE FEES

           On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, nonexclusive license right to promote and otherwise market Netopia's website product and service to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement of $125,000 is being amortized on a straight-line basis over five years. Amortization for the year ended June 30, 2001 was $25,000. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.

5.         LONG TERM DEBT

           On December 23, 1999, the Company received cash of $l,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of the Company's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of common stock. The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 9% at both June 30, 2001 and 2000).

           The Debenture is convertible into the Company's common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's common stock at the then existing market price minus twenty percent.

           The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's common stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant, the Company and the holder entered into an Investor Rights Agreement which provides that on or before June 15, 2000, the holder may purchase additional convertible debentures for up to U.S.$3.5 million and receive additional warrants on substantially the same terms. The holder did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

           Because no portion of the price paid by the holder was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to the holder, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million) . The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

           On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

           A group of private investors, in July 1999, advanced approximately $250,000 to Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

Annual maturities of the long-term debt are as follows:

                               Year Ending
                                June 30,
                                 2002              $         0
                                 2003                  255,297
                                 2004                1,274,030
                                                     ---------
                                                    $1,529,327

6.         INCOME TAXES

           For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

           The Company has accumulated approximately $10,877,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2006 to 2021.

           Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

           As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2001, 2000, and 1999, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $3,698,000 at June 30, 2001 and $3,079,000 at June 30, 2000 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $619,500 and $1,266,000 during the years ended June 30, 2001 and 2000, respectively. The Company's Hong Kong subsidiary has recorded a deferred tax asset of approximately $73,500 at June 30, 2001 and $57,400 at June 30, 2000, totally offset by a valuation allowance due to the uncertainty of realization. The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

           The net operating losses for the Company's Chinese subsidiaries total approximately $2,531,800. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2006. The net operating loss for the Hong Kong subsidiary is approximately $467,800 and expires only if there is an ownership change.

7.         CONCENTRATION OF CREDIT RISK

           The Company operates through subsidiaries located principally in Beijing and Hong Kong, China and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in these geographic regions.

           The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

           The Company established an allowance for doubtful accounts at June 30, 2001 and 2000 of $200,097. The Company believes any credit risk beyond this amount would be negligible.

           At June 30, 2001, the Company had approximately $1,017,700 of cash in banks uninsured. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

           For the fiscal year ended June 30, 2001, approximately 86% of sales were generated through the contract contributed to the Company's joint venture subsidiary (see Note 2a). Receivables related to these sales transactions are grouped together with due from related party. For the fiscal years ended June 30, 2000 and 1999, no customer accounted for more than 10% of total sales.

8.       COMMITMENTS AND CONTINGENCIES

         a) The Company has entered into operating leases for office space, none of which extend beyond June 30, 2002. The minimum rental payments on these leases for the year ending June 30, 2002 are $52,000. Rent expense for the years ended June 30, 2001, 2000 and 1999 has been charged as follows:

                                                      YEAR ENDED JUNE 30,
                                                      -------------------
                                                2001         2000          1999

General and administrative expense            $ 94,207     $ 62,671     $ 54,551
Selling expense                                 69,747        6,281        8,900
Cost of sales                                   35,433       33,945       52,114
                                              ----------------------------------

Total rent expense                            $199,387     $102,897     $115,565
                                              ==================================

The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                                     Year Ending
                                       June 30,

                                      2002              $218,400
                                      2003               128,400
                                      2004               128,400
                                      2005                42,800
                                                          ------

                                                        $518,000


         b) The Company is committed to contribute $1,010,000 to the joint venture and to begin making deferred compensation payments to its related party consultants upon the completion of its next major financing transaction. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's Board of Directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

         c) The Company is a party to a litigation in the normal course of business. In management's opinion, the litigation will not materially affect the Company's financial position, results of operations or cash flow.

         d) The Company's joint venture subsidiary has committed to install 15,000 units of one of its products under the contract with the Chinese public school system (see Note 2a). The partner of the Company's joint venture subsidiary has entered into a Memorandum of Intent with the Chinese Ministry of Education on behalf of the joint venture. The Memorandum establishes the China Broadband Education Resource Center ("CBERC") for the distribution of various educational tools to individual schools for an annual fee. The joint venture is committed to contributing approximately $10,000,000, as well as hardware and software, to CBERC.

9.         FOREIGN OPERATIONS

           The Company operates principally in three geographic areas: China, Canada and Hong Kong. Following is a summary of information by area for June 30, 2001. For the years ended June 30, 2000 and 1999, the Company had minimal sales and incurred principally administrative expenses.

Net Sales to Unaffiliated Customers:
         China                                          $5,997,000
         Canada                                                  0
         Hong Kong                                         219,000
                                                           -------

                                                        $6,214,000


Income (Loss) From Operations:
         China                                          $1,753,000
         Canada                                                  0
         Hong Kong                                       (108,000)
Other income                                               865,000

General corporate expenses                             (2,406,000)
                                                       -----------

Net income as reported in the
  accompanying statements                               $  104,000
                                                       ===========


Identifiable Assets
         China                                          $7,906,000
         Hong Kong                                          27,000

General corporate assets                                 1,298,000

Total Assets as reported in the
  accompanying balance sheet                            $9,231,000
                                                       ===========


           There were no inter-area sales in fiscal 2001. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayment. Sales are attributed to areas based on location of customers.

10.        RELATED PARTY TRANSACTIONS

           Due to the downsizing of the staff of the Chinese joint venture in prior years, the operations of the joint venture during the years ended June 30, 2001 and 2000 were carried out by the minority Chinese partner. At June 30, 2001 and 2000, the Chinese subsidiary has a balance due from the minority Chinese partner of approximately $6,462,900 and $170,100, respectively.

           During fiscal 2001, 2000 and 1999, respectively, the Company incurred consulting and related expenses of approximately $800,284, $1,493,000 and $775,000 from Officers and Directors of the Company or its subsidiaries or companies controlled by these Officers and Directors. No payments have been made for the amounts incurred for the years ended June 30, 2000 and 1999. $375,504 was paid for the year ended June 30, 2001.

           Of the total expenses incurred, approximately $84,700 in 2001, $182,800 in 2000 and $243,750 in 1999 represent the value of common shares issued for services to Officers, shareholders or companies controlled by shareholders. The Officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

           In October, 1999, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. Conadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for the Company or any Company subsidiary that is 50% or more owned by the Company.

           On September 9, 1999 a Company Director loaned $100,000 to the Company. The loan bore interest at 6% per annum and was due in twelve months. The loan was convertible at the option of the Company Director at the rate of $.35 per share, or into an aggregate of 287,714 shares of the Company's common stock. The loan was guaranteed by another Director of the Company. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan did not contain a beneficial conversion feature. This loan was converted to 285,714 shares in October 2000.

11.        EQUITY LINE

           On October 27, 2000, the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1. The Company's registration statement on Form S-1 was declared effective by the Securities and Exchange Commission during the quarter ended December 31, 2000. The investment Agreement defines each issuance and sale as a "Put."

           Under the Investment Agreement, Swartz will pay the Company a percentage of the market price for each share of common stock during the 20 business days immediately following the date the Company elects to sell stock to Swartz in a Put. For each share of common stock, Swartz will pay the Company the lesser of:

                  - the "market price" for each share, minus $.075; or 92% of the "market price" for each share.

The "market price" is the lowest bid price during the 20 day period preceding a Put.

           Each time the Company sells shares of its common stock to Swartz, it will also issue five year warrants to Swartz to purchase its common stock in an amount corresponding to 10% of the number of shares in the Put. Each warrant will be exercisable at 110% of the market price for the applicable Put.

           As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at $.745 per share until October 25, 2005. The warrant was valued using the Black-Scholes option valuation model. The charge to operations for the year ended June 30, 2001 was approximately $93,100 (see Note 17).

12.        STOCK OPTIONS

           The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 common shares. The first stock option plan was approved on December 29, 1998 for two million common shares. The second stock option plan was approved on August 31, 1999 for three million common shares. Both plans were approved by the shareholders of the Company.

           The maximum number of common shares granted to any individual under the two stock option plans is 300,000 common shares. The following were granted stock options under the first plan in March 1999 (1997 Plan):

           Pak Cheung, Chairman and CEO             300,000 common shares
           Barry Clark, Director                    300,000 common shares
           Jack Lian, Director                      300,000 common shares
           Hai Nan, Former Director                 300,000 common shares
           Xiao Feng Lin, President,
                     joint venture subsidiary       300,000 common shares
           Greg McLelland, Vice President           150,000 common shares *
           Simon Hui, VP Finance and Controller     75,000 common shares
           Michael Meakes, VP - Iconix              50,000 common shares
           Other Employees                          300,000 common shares **
           Gordon Reid, Director                    75,000 common shares
           John Watt, Director                      75,000 common shares
           Michael Nikiforuk, Director              75,000 common shares
                                                    ------

Total                                               2,300,000 common shares
                                                    =========

Simon Hui (75,000 common shares) and other employees (180,000 common shares) exercised options during the year ended June 30, 2000.

* On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an Officer of the Company. The term of the agreement was three years. The agreement provides an annual cash salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

** To various employees of subsidiaries who are not Officers or Directors of the Company.

The shortfall in the 1997 Plan was made up from shares included in the 1999
Plan.

The following were granted stock options under the 1999 Plan and exercised them during the year ended June 30, 2000:

           Simon Hui, VP Finance and Controller     75,000 common shares

           All of the stock options granted under the 1997 Plan, except for 150,000 issued to Greg McLelland, had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of the grant. The Board of Directors determines the life, but has not yet done so for the options granted.

           Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of the grant. The options vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 2000, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of the grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral has been recognized ratably over three years, with $50,000 being charged to operations for the year ended June 30, 1999.

           For the year ended June 30, 2000, certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

           On August 1, 1999 the Company entered into a one year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the Company, each representing 50,000 shares of the Company's common stock. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

           The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:

                                                            Weighted
                                                             Average
                   Exercise       Outstanding at            Contractual         Exercisable
                   Price          June 30, 2001              Life              At June 30, 2001
-----------------------------------------------------------------------------------------------

Options                   $.218              2,045,000           3.80 years           2,045,000
Options                   $.325                150,000            .15 years             150,000
Options                   $.968                150,000            .15 years             150,000
Options                   $.220                100,000            .20 years             100,000
Warrants                 $2.000              1,500,000            .84 years           1,500,000
Warrants                 $ .750                 50,000            .05 years              50,000
Warrants                 $1.500                 50,000            .05 years              50,000
Warrants                 $ .562              1,200,000           1.10 years           1,200,000
Warrants                 $ .220                 46,800            .05 years              46,800
Warrants                 $3.000                 50,000            .05 years              50,000


           On September 15 and December 21, 2000, the Company granted non-transferable options to its legal counsel to purchase 150,000 and 100,000 shares, respectively, of common stock at the market price of the stock at the dates of the grant. The options are valued using the Black-Scholes option pricing model and resulted in a charge to operations of approximately $152,500.

           On December 23, 1999, the Company granted non-transferrable options to its legal counsel to purchase 150,000 shares of common stock at $.325 per share, which approximated the market price of the stock at the date of the grant. There was no charge to operations as the value of the options, using the Black-Scholes option pricing model, was immaterial. The agreements covering these options contain anti-dilution provisions to adjust the number of options and the exercise prices for various changes, as defined in the agreements, of the shares of the Company's common stock.

Had the Company elected to recognize compensation expense for all options granted to employees using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:

                                                Year Ended June 30,
                                    2001             2000            1999
                                 -----------------------------------------------

Net Income (Loss)
   as Reported                   $104,266       $(4,701,285)      $(1,886,399)
Pro Forma Net Loss                  --               --           $(2,376,299)
Loss Per Share as Reported          --               --                 $(.10)
Pro Forma Loss Per Share            --               --                 $(.12)

           The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000, for the year ended June 30, 1999.

           The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:


                                             June 30, 1999

Risk Free Interest Rate                               5.75
Expected Life                                          5.0
Expected Volatility                                   207%
Expected Dividends                                    None

13.        FAIR VALUE OF FINANCIAL INSTRUMENTS

           SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

           For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair values of long-term debt and long-term notes receivable were determined based on current rates at which the Company could borrow or advance funds with similar remaining maturities, which amount approximates their carrying value.

14.        STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

           For the year ended June 30, 2001, the Company issued 285,714 shares of common stock through the conversion of a $100,000 loan from a Director. During the year ended June 30, 2001, the Company received $3,107,000 in loan proceeds. The loan with accrued interest, totaling $3,168,259, was converted to 10,537,529 shares of common stock during the year.

           For the year ended June 30, 2000, the Company issued 3,120,000 shares of common stock in lieu of cash payments for certain services rendered. The value of such services was $765,000. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the company.

                                     June 30
                              2001             2000           1999
                           ------------------------------------------------

Interest Paid              $158,824              --            --
Income Tax Paid              --                  --            --

15.        AUTHORITATIVE PRONOUNCEMENTS

           The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

           SFAS No. 133, as amended by SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. The provisions of SFAS No. 133 are not to be applied retroactively to the financial statements of prior periods. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 has not had a significant effect on the Company's consolidated result of operations, financial position, or cash flows.

           The FASB has issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" in July 2001. These statements will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this SFAS, which for the Company will be July 1, 2001. The Company expects that adoption of SFAS No. 142 will not have a material impact on its financial statements.

16.         ALLOWANCE FOR BAD DEBTS

For the
Year                          Charged
Ended         Balance-         to           Charged to                   Balance
June 30,      Beginning       Expense      Other Accts.    Deductions     Ending
--------------------------------------------------------------------------------

2001          $200,097            $--       $----          $----        $200 097
2000          $209,081       $(8,984)       $----          $----        $200,097
1999          $ 66,900       $143,081       $----          $----        $209,081

17.        SUBSEQUENT EVENTS

           On August 28, 2001, counsel for the Company sent a letter to Swartz stating that the Company viewed its agreement with Swartz (see Note 11) to be null and void, and that all outstanding warrants issued to Swartz under the agreement are cancelled. The letter cited the March 31, 2001 Current Issues and Rulemaking Projects Quarterly Update issued by the Securities and Exchange Commission as the basis for the Company's action. On September 7, 2001, Swartz filed a complaint in the State of Georgia seeking to enforce the agreement. If Swartz is successful, the Company may be liable for various termination fees under the agreement, as well as other costs and damages. The Company has discussed this matter with its counsel, believes it has a strong defense and intends to vigorously defend itself against this complaint.

18.        EQUITY INVESTMENT

           The Company owns approximately 32% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The following is summarized financial information of Iconix as of June 30, 2001 and 2000 and for each of the three fiscal years in the period ended June 30, 2001.

                                               2001          2000          1999

           Current assets                 $  44,790     $  70,000      $697,140
           Non current assets               353,274       206,473       273,994
           Current liabilities               26,692       221,656       210,524
           Non current liabilities          353,274             0             0
           Net sales                        147,939       613,082     1,720,752
           Gross profit                     148,527       262,087       402,592
           Income (loss) from
              continuing operations       (664,210)     (602,845)      (55,385)
           Net income (loss)              1,264,086     (602,845)      (55,385)

19.        OTHER INCOME

           For the year ended June 30, 1998, the Company terminated an operating lease for office space. The landlord sued the Company for the remainder of the lease payments and certain termination penalties under the lease. The Company accrued and charged operations for approximately $530,000, which represented the estimated costs of the remaining lease payments and termination penalties. During the year ended June 30, 2001, the Company has been advised by its counsel that the landlord was able to rent the space and the Company is not liable for the rent payments and penalties. The Company has therefore reversed the accrual and recorded this as other income. The balance of approximately $103,000 is comprised of write-offs and reversals of the balances of various estimated costs and prepayments received from customers accrued in prior years for which the Company is no longer liable for payment or provision of goods.

20.        QUARTERLY FINANCIAL DATA (UNAUDITED)

           The following table presents certain unaudited results of operations data for the interim quarterly periods during the years ended June 30, 2001 and 2000 and for the quarter ended September 30, 2001. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations in accordance with generally accepted accounting principles, have been made. The results of operations for any interim period are not necessarily indicative of the operating results for a full year or any future period.



                         June 30,    March 31,    Dec. 31,    Sept. 30,       June 30,    March 31,   Dec. 31,   Sept. 30,
                        2001        2001          2000         2000            2000        2000       1999            1999
--------------------------------------------------------------------------------------------------------------------------

Revenues                $3,259,746 $1,450,879     $ 359,379    $1,143,446      $(207,977) $   24,498  $ 149,500   $392,004

Gross
Profit                  $2,149,830 $  818,748    $  46,291    $  107,479       $ (41,141) $ (115,410) $ (51,129)  $184,536

Gross
Profit
Margin                     66%        56%          13%            9%            80%       -471%       -34%             47%

Operating
Income
(Loss)                  $1,762,914  $ (143,496) $(1,496,927)    $(542,262)   $(1,377,306) $ (828,086) $(775,551) $(361,090)

Net
Income
(Loss)                  $2,507,622  $ (238,776) $(1,566,746)    $(597,835)  $(2,756,009)  $(838,073) $(598,389) $(334,087)

Earnings
Per Share
 Basic                   $0.09*     $(.01)        $(.07)         $(.03)         $(.13)      $(.04)     $(.03)        $(.02)
 Diluted                 $0.09*     $(.01)        $(.07)         $(.03)         $(.13)      $(.04)     $(.03)        $(.02)


* earnings per share is based on weighted average number of common shares outstanding. However, the number of common shares outstanding changed significantly during the fourth quarter of 2001. Earnings per share for the quarter ended June 30, 2001, based on the 47,089,673 shares outstanding at June 30, 2001, is $.06 per share.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                        (Unaudited)
                                                           As At            As At
                                                         March 31,         June 30,
                                                           2002             2001
                                     ASSETS
CURRENT ASSETS
Cash and cash equivalents                             $    234,733    $  1,026,400
Accounts receivable, net of allowance
  for doubtful accounts of $ 200,997
  (June 30, 2001 - $200,997)                                  --            16,578
Due from related party                                  11,098,546       6,462,887
Prepaids                                                   539,133         500,082
Inventories                                                   --             2,452
Other receivables                                          164,536         339,044
                                                      ------------    ------------
           Total Current Assets                         12,036,948       8,347,443
PROPERTY AND EQUIPMENT, net                                458,693         711,385
                                                      ------------    ------------

OTHER ASSETS
Due from related party                                   5,940,000            --
Notes receivable                                            11,881          71,940
License fees                                                81,250         100,000
                                                      ------------    ------------
                                                         6,033,131         171,940
                                                      ------------    ------------
TOTAL ASSETS                                          $ 18,528,772    $  9,230,768
                                                      ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                      $  1,004,876    $    959,022
Accrued expenses                                         1,047,738         380,684
Due to related party consultants                         2,073,858       1,625,026
Short-term loan                                               --            94,150
Other liabilities                                          272,720         451,299
                                                      ------------    ------------
   Total Current Liabilities                             4,399,192       3,510,181
                                                      ------------    ------------
OTHER LIABILITIES
Related party loan payable                                 243,326         255,297
Convertible debentures, net of discount                  1,338,543       1,274,030
                                                         1,581,869       1,529,327
                                                      ------------    ------------
STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share;
  authorized 10,000,000 shares; Issued
  -0- shares Common stock par value $.01
  per share; authorized 100,000,000 shares;
  Issued 53,272,676 shares
  (June 30, 2001 - 45,089,673)                             532,727         450,897
Additional paid in capital                              26,387,991      18,832,469
Accumulated deficit                                    (14,343,653)    (15,080,108)
Accumulated other comprehensive income (loss):
Cumulative translation adjustment                          (28,570)        (11,214)
                                                      ------------    ------------
                                                        12,548,495       4,192,044
Less: Treasury stock, at cost, 78,420 common shares           (784)           (784)
                                                      ------------    ------------
Total Stockholders' Equity                              12,547,711       4,191,260
                                                      ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 18,528,772    $  9,230,768
                                                      ============    ============



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                             (Unaudited) (Unaudited)



                                            Nine Months     Nine Months
                                               Ended           Ended
                                             March 31,         March 31,
                                                2002            2001
                                                ----            ----
 SALES                                      $ 11,955,379    $  2,953,704
 COST OF SALES                                 3,980,644       1,981,186
                                            ------------    ------------
 GROSS PROFIT                                  7,974,735         972,518
                                            ------------    ------------
 OPERATING EXPENSES
 General and administrative                    2,050,333       1,913,994
 Related party consultants                       687,531         748,686
 Collection provision                            338,067            --
 Selling                                       1,396,471         451,963
 Research and development                        471,111            --
 Depreciation and amortization                   560,612          40,560
                                            ------------    ------------
                                               5,504,125       3,155,203
 OPERATING INCOME (LOSS)                       2,470,610      (2,182,685)
                                            ------------    ------------
 OTHER INCOME (EXPENSE)
 Interest income                                   3,638           9,258
 Interest expense                               (193,746)       (229,930)
 Other expense                                   (44,145)           --
                                            ------------    ------------
                                                (234,253)       (220,672)
                                            ------------    ------------
 INCOME (LOSS) BEFORE MINORITY INTERESTS       2,236,357      (2,403,357)
 MINORITY INTEREST IN SUBSIDIARY'S INCOME     (1,499,902)           --
                                            ------------    ------------
NET INCOME (LOSS)                           $    736,455    $ (2,403,357)
                                            ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                         48,636,028      24,072,849
Diluted                                       50,615,418      24,072,849
EARNINGS (LOSS) PER COMMON SHARE:
Basic                                       $      0.015    $     (0.100)
Diluted                                     $      0.015    $     (0.100)



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                    (Unaudited)     (Unauditied)
                                                   Three Months     Three Months
                                                       Ended           Ended
                                                     March 31,       March 31,
                                                       2002             2001


SALES                                             $  3,485,665     $  1,450,879
COST OF SALES                                          911,311          632,131
                                                  ------------     ------------
GROSS PROFIT                                         2,574,354          818,748
                                                  ------------     ------------
OPERATING EXPENSES
General and administrative                             717,516          363,184
Related party consultants                              273,385          317,572
Collection provision                                    95,140             --
Selling                                                344,741          267,957
Research and development                                93,125             --
Depreciation and amortization                          265,587           13,531
                                                  ------------     ------------
                                                     1,789,494          962,244
                                                  ------------     ------------
OPERATING INCOME (LOSS)                                784,860         (143,496)
                                                  ------------     ------------
OTHER INCOME (EXPENSE)
Interest income                                            297            1,332
Interest expense                                       (66,772)         (96,612)
Other expense                                           25,331             --
                                                  ------------     ------------
                                                       (41,144)         (95,280)
                                                  ------------     ------------
INCOME (LOSS) BEFORE MINORITY INTERESTS                743,716         (238,776)
MINORITY INTERESTS IN SUBSIDIARY'S INCOME             (693,162)            --
                                                  ------------     ------------
NET INCOME (LOSS)                                 $     50,554     $   (238,776)
                                                  ============     ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                               53,134,369       24,146,972
Diluted                                             49,310,118       24,146,972
EARNINGS (LOSS) PER COMMON SHARE:
Basic                                             $      0.001     $     (0.010)
Diluted                                           $      0.001     $     (0.010)





                  TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                               (Unaudited)      (Unaudited)
                                                               Nine Months      Nine Months
                                                                  Ended            Ended
                                                             March 31, 2002      March 31,
                                                                                                                       2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                             $   736,455    $(2,403,357)
Adjustments to reconcile net loss to net
  cash used by operating activities:
           Depreciation and amortization                          560,612        217,515
           Noncash compensation expense on shares
             issued or to be issued
                                                                  287,250         41,668
           Noncash interest expense - convertible debenture        64,513         59,119
           Noncash loan conversion to shares                         --          100,000
           Noncash compensation - granting options                   --           10,661
           Noncash paid-in capital - warrants                        --          564,446
Changes in operating assets and liabilities:
Decrease (increase) in operating assets:
           Accounts receivable                                     16,578         10,758
           Due from related party                              (4,769,736)    (2,433,785)
           Prepaids                                              (573,904)      (261,250)
           Inventories                                              2,452         18,071
           Other receivables                                      174,510        (60,686)
           Advance to director                                       --          (22,500)
           Other assets                                            60,058         20,129
Increase (decrease) in operating liabilities:
           Accounts payable                                        45,854        166,344
           Accrued expenses                                       667,054        216,579
           Due to related party                                      --          119,488
           Due to related party consultants                       448,832        380,000
           Other liabilities                                     (284,702)       577,587
                                                              -----------    -----------
Net Cash Used by Operating Activities                          (2,564,174)    (2,679,193)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                (34,447)        (2,066)
Due from related party                                         (5,940,000)          --
                                                              -----------    -----------
Net Cash Used by Investing Activities                          (5,974,447)        (2,066)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash received for shares issued                                 7,769,032           --
Proceeds from loans                                                  --        2,086,671
                                                              -----------    -----------
Net Cash Provided by Financing Activities                       7,769,032      2,086,671
                                                              -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                           (22,078)         3,353
                                                              -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                 (791,667)      (591,235)
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, beginning of period                  1,026,400        919,091
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, end of period                      $   234,733    $   327,856
                                                              ===========    ===========

NOTES

                              BASIS OF PRESENTATION

           The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to fairly present the interim financial information have been included. Results for the three months ended March 31, 2002 and nine months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2002. For further information, refer to the consolidated financial statements and notes thereto included in Tengtu International Corp. and Subsidiary's annual report on Form 10-K for the fiscal year ended June 30, 2001.

1.         PRINCIPLES OF CONSOLIDATION

           Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's principal activities are carried out through Beijing Tengtu United Electronics Development, Co. Ltd. ("Tengtu United") a 57% owned Chinese joint venture company. The Company also has three subsidiaries, TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing") (wholly owned), Edsoft Platforms (Canada) Ltd. ("Edsoft Canada") (60.2% owned) and Edsoft Platforms (H.K.) Ltd. ("Edsoft H.K.") (wholly owned by Edsoft Canada). These three subsidiaries had limited operations during the nine months ended March 31, 2002.

           Tengtu United is a provider of distance learning and e-education solutions, training and methodologies, in support of China's goals to modernize its K-12 education system.

           The Company's joint venture partner ("Tengtu China") has a 43% interest in Tengtu United. In accordance with Accounting Research Bulletin 51, the Company charges to income the loss applicable to the minority interests that is in excess of the minority's interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

2.         DUE FROM RELATED PARTY

           All of Tengtu United's business with any Chinese government entity is conducted through Tengtu China. Tengtu China operates the Chinese joint venture: paying operating expenses, collecting receivables and remitting net operating profits to the Company. The Company has recorded the following amounts as due from Tengtu China as at March 31, 2002:

Current Assets
Prior year balance                                      $    408,306
      Advances related to working capital for
           operations                                      4,382,805
      Profits from operations,
           net of minority interest                        6,307,435
                                                         -----------
                                                        $ 11,098,546
                                                         ===========

The balance above includes a collection provision of $338,067.

Long Term Assets
      Advances related to participation in the
      development of a central educational
      portal and repository in China                        $  5,940,000
                                                             ===========

3.         PREPAIDS

           Included in prepaids are an advance of $345,633 to a software development company for work related to the Company's participation in the development of a central educational portal and repository in China.

4.         H.K.$2,000,000 LOAN TO EDSOFT CANADA

           In July 1999 a group of private investors advanced $250,000 to Edsoft Canada as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into shares of the Company's $.01 par value per share common stock ("Common Stock") at $3.00 per share if the loan is not paid in full at the maturity date of July 27, 2002.

5.         EQUITY TRANSACTIONS

           In July and August 2001, the Company closed the sale of 1,910,497 shares of Common Stock to investors in private placements for $2,135,882. The investors were granted registration rights to the new shares.

           Swartz Private Equity L.L.C. exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share in August 2001 (See Note
7).

           In October and November 2001, the Company closed the sales of 5,800,000 units to investors for $5,575,000. The unit consisted of one share of Common Stock and 0.167 of one warrant to purchase one share of Common Stock at a price of $1.20 at any time in the following twelve-month period. The investors were granted registration rights in connection with this investment.

6.         RELATED PARTY TRANSACTIONS

           During the quarter ended March 31, 2002, the Company incurred consulting expenses of $273,285 from officers and directors of the Company or companies controlled by these officers and directors (March 31, 2001 - $317,572). During the nine months ended March 31, 2002, the Company incurred consulting expenses of $687,531 from officers and directors of the Company or companies controlled by these officers and directors (March 31, 2001 - $748,686). $238,699 of the balance owed to these parties was paid in the nine months ended March 31, 2002.

           In October 1999, the Company entered into a consulting agreement with Comadex Industries, Ltd. ("Comadex") to retain the services of Pak Kwan Cheung as Chairman of the Board of Directors and Chief Executive Officer. The terms of the agreement include the following: (1) Comadex will receive a consulting fee of $10,000 per month; (2) Comadex shall receive an incentive of 1% of the capital raised by him in excess of $3,000,000 by Mr. Cheung for the Company; (3) Comadex shall receive 1% of the Company's net profits if the Company exceeds pre-set profit targets and its audited pre-tax profits exceed that target(s) - no such targets have been set by the Board of Directors; (4) Comadex shall receive certain payments in the event the agreement is terminated without cause or if the Company is merged into or acquired by another company. A charge to compensation expense of $10,000 per month was recorded in the quarter ended March 31, 2002 and in the nine months ended March 31, 2002.

           Under a contract dated December 21, 2000 between the Company and Orion Capital Inc. ("Orion"), a significant shareholder of the Company, William Ballard, will provide consulting services to the Company for a twenty-four month period that commenced in December 2000. As compensation for the services, the Company agreed to issue Orion 20,834 shares of Common Stock each month. During the quarter ended March 31, 2002, 62,502 shares of Common Stock were issued to Orion and a charge to compensation expense of $43,335 was recorded. During the nine months ended March 31, 2002, the Company issued 187,506 shares of Common Stock to Orion recording a compensation expense of $198,549.

           The Company entered into a consulting agreement, dated April 1, 2000, with 1334945 Ontario Limited ("Ontario") to retain the services of Gregory Mavroudis. This agreement was terminated, a settlement was reached with Ontario and a provision of $129,425 was made in the quarter ended March 31, 2002 for the costs of the settlement.

7.         EQUITY LINE

           On October 25, 2000 the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitled the Company to issue and sell up to $30 million of Common Stock to Swartz subject to a formula based on the Common Stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1, which occurred during the quarter ended December 31, 2000. The Company did not sell any Common Stock to Swartz under the Investment Agreement.

           As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of Common Stock exercisable at $.745 per share until October 25, 2005. The warrant was valued using the Black-Scholes option valuation model and $558,654 was recorded as an addition to capital and prepaids. The prepaids continued to be amortized over the term of the Investment Agreement with $46,548 charged to operations for the quarter ended September 30, 2001. The warrant contained a re-pricing mechanism. Under this provision, Swartz exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share in August 2001.

           On September 12, 2001, Swartz served the Company with a complaint, which was filed in state court in Fulton County, Georgia. This complaint was filed in response to the Company's letter dated August 28, 2001 advising Swartz that the Company viewed the Investment Agreement, along with the accompanying commitment warrants, to be void and unenforceable. As such, the unamortized balance of the warrant included in prepaids, $418,930, has been written off against additional paid-in capital.

           The complaint alleges that the Company breached the Investment Agreement and commitment warrants by failing to deliver 250,000 shares upon Swartz's partial exercise of the commitment warrants. Swartz seeks the following damages: (1) a $200,000 termination fee under the Investment Agreement; (2) a cash amount equal to the value of the common stock on the date of partial exercise of the commitment warrant; (3) damages for late delivery of shares under the commitment warrant; (4) monetary damages for lost market opportunity equal to the highest value of our common stock during the term of the breach;
(5) a replacement warrant for 850,000 shares of our common stock; (6) attorney's fees; (7) additional warrants under a Warrant Anti-Dilution Agreement; and (8) such other and further relief as the court deems just and proper.

           The Company has made a motion to dismiss the complaint which is currently pending before the court.

           The Company plans to deny each of Swartz' substantive allegations. The Company also believes that it has meritorious defenses and intends to vigorously defend this action.

8.         EDSOFT CANADA AND EDSOFT H.K.

           At a meeting on January 12, 2002, the board of directors of the Company resolved to close the operations of Edsoft Canada and Edsoft H.K. However, no formal plan has yet been developed to wind-up these subsidiaries.

9.         TAXES

           None of the subsidiaries are eligible to be consolidated into the Company's U.S income tax return, therefore, separate income tax provisions are calculated for the Company and each of its subsidiaries. No provision has been recorded for Tengtu United, the only profitable subsidiary, because Tengtu United currently is within a tax holiday period for which it is exempt from Chinese income tax. The Company has recorded a deferred tax asset for itself and its other subsidiaries, principally due to net operating loss carryforwards. The asset has been offset by a full valuation allowance, as the Company believes it is more likely than not that the losses will not be utilized.

10.        LITIGATION

           The Company is party to litigation in the normal course of business. In management's opinion, the litigation will not materially affect the Company's financial position, results of operation or cash flow.